Exhibit 99.1

PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend	January 26, 2016

Derby, Vermont	For immediate release

For more information, contact: Stephen Marsh, CEO at (802) 334-7915

Community Bancorp., the parent company of Community National Bank, has reported earnings for the fourth quarter ended December 31, 2015, of $1,198,255 or $0.24 per share compared to $1,391,768 or $0.28 per share for the fourth quarter of 2014. The Company’s earnings of $4,825,591 or $0.96 per share for the full year compares to $5,124,908 or $1.03 per share in 2014.

Total assets for the Company at year-end 2015 were $596,134,709 compared to $586,711,044 at year-end 2014, an increase of 1.61%.  The increase in assets was due to an increase in loans of $11.5 million offset by a decrease in the investment portfolios of $4.9 million, with the increase in loans continuing to be attributable to growth in commercial loans.  On December 31, 2015 loans totaled $458,119,429 compared to $447,804,955 on December 31, 2014, an increase of 2.57%.  Funding for the increase in earning assets was from a combination of an increase in deposits of $2.5 million and an increase in borrowed funds of $10.0 million.  Capital grew to $51,414,656 with a book value of $9.79 per share on December 31, 2015 compared to $48,995,202 with a book value of $9.43 per share on December 31, 2014.

In commenting on the Company’s earnings, Chief Executive Officer Stephen Marsh said “We are pleased to see an increase of nearly 5.0% in net interest income, our core earnings, in spite of the flat yield curve and lagging economic recovery. While some one-time charges related to the closing of branches and upgrades in security related to debit cards, as well as increases in the cost of employee health benefits contributed significantly to the decrease in net income, year over year, I am pleased to report a Return on Average Assets of 0.82% for 2015.  I continue to be thankful for the hard working dedicated people that continue to make this the great company that it is!”

As previously announced, the Company has declared a quarterly cash dividend of $0.16 per share payable February 1, 2016 to shareholders of record as of January 15, 2016.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs.  Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control.  Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems.